Exhibit 99.1

For immediate release: December 20, 2012

GREENBRIER AGAIN REJECTS $22 PER SHARE PROPOSAL

FROM CARL ICAHN AND AMERICAN RAILCAR

Company Sets The Record Straight

LAKE OSWEGO, Oregon, December 20, 2012 – The Greenbrier Companies, Inc. [NYSE: GBX] (“Greenbrier” or “the Company”) today reaffirmed that American Railcar Industries, Inc.’s [NASDAQ: ARII] (“American Railcar”) conditional proposal to acquire the Company for $22 per share is unacceptable and not in the best interests of Greenbrier stockholders.

Greenbrier also refuted the characterization of events and discussions described in the letter from American Railcar to Greenbrier dated December 19, 2012. Although representatives of the two companies and Greenbrier’s advisers have held discussions on numerous occasions since November 2012, at no point during these discussions did representatives of Greenbrier or its advisers invite or encourage American Railcar to make an offer to acquire Greenbrier for a price in the range of $20 – $22 per share. To the contrary, Greenbrier has made clear to Mr. Icahn and his representatives that a price range of $20 – $22 per share would not be acceptable to the Company.

The Greenbrier Board continues to believe that a combination of Greenbrier and American Railcar could be beneficial to both companies and their stockholders, and remains ready and willing to continue discussions. However, the Board cannot support a transaction that undervalues the Company and the potential benefits to American Railcar, or overvalues American Railcar.

The Company noted that, whether or not conversations continue or an agreement is ultimately reached between Greenbrier and American Railcar, Greenbrier remains confident that it has the right plan in place and is well-positioned for growth and stockholder value creation.

Goldman, Sachs & Co. and Bank of America Merrill Lynch are serving as the Company’s financial advisers and Skadden, Arps, Slate, Meagher & Flom LLP and Tonkon Torp LLP are legal advisers.

Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in its four manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 39 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 10,000 railcars, and performs management services for approximately 221,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog is not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies, production of new railcar types, or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2012, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

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Contact:

Mark Rittenbaum

The Greenbrier Companies, Inc.

(503) 684-7000

Or

Matthew Sherman / Andrew Siegel / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449